Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan, the 2020 Executive Equity Incentive Plan, the Amended 2010 Equity Incentive Plan, the Stand Alone Option Agreement Dated September 22, 2009, and the Stand Alone Option Agreement Dated January 24, 2011 of Palantir Technologies Inc. of our report dated July 6, 2020, with respect to the consolidated financial statements of Palantir Technologies Inc. for the year ended December 31, 2019 included in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-248413) and related Prospectus of Palantir Technologies Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 22, 2020